UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT Pursuant
to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of report (Date of earliest event reported): March 13, 2015

CHANTICLEER HOLDINGS, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	000-29507	20-2932652
(State or Other Jurisdiction of Incorporation or Organization)	(Commission File Number)	(IRS Employer Identification No.)

7621 Little Avenue, Suite 414 Charlotte, North Carolina	28226
(Address of Principal Executive Offices)	(Zip Code)

Registrant’s Telephone Number, Including Area Code: (704) 366-5122

N/A
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

BGR Restaurant Acquisition

Effective March 15, 2015, Chanticleer Holdings, Inc. (the “Company”) closed on the Asset Purchase Agreement (the “Asset Purchase Agreement”) executed on February 18, 2015 by and between the Company, BGR Holdings, LLC, limited liability company organized under the laws of Virginia (“BGR”) and BGR Acquisition LLC, a limited liability company organized under the laws of North Carolina (“Acquisition Sub”) and wholly owned by American Roadside Burger, Inc., a wholly owned subsidiary of the Company. Pursuant to the terms of the Asset Purchase Agreement, Acquisition Sub acquired substantially all of the assets of BGR, including the ownership interests of a franchising subsidiary, an operating subsidiary and various restaurant locations engaged in the fast casual hamburger restaurant business under the name “BGR The Burger Joint.” In consideration of the purchased assets, the Company paid a purchase price consisting of four million dollars in cash and five hundred thousand shares of the Company’s common stock, $0.0001 par value per share.

Note Offering

On March 13, 2015, the Company conducted a subsequent closing (the “Subsequent Closing”) with respect to the Securities Purchase Agreement executed by the Company and an accredited investor on February 11, 2015 (the “Securities Purchase Agreement”). At the Subsequent Closing, the Company cancelled the initial note issued on February 18, 2015 in the amount of $200,000 and issued an Amended and Restated Note with an aggregate principal amount of $1 million (“Amended and Restated Note”) and a subsequent warrant with a five year term to purchase 320,000 shares of common stock at an exercise price of $2.50 per share (the “Subsequent Warrant”). The shares of common stock underlying the Amended and Restated Note and Subsequent Warrant are subject to a Registration Rights Agreement dated as of February 11, 2015 by and between the Company and the investor.

The Amended and Restated Note is secured as follows as follows: (i) a first priority security interest in and to the assets located at the Company’s Townsville and Just Fresh #7 restaurant locations (the “Collateral Assets”); (ii) a second priority security interest in the existing assets, operations and locations the four locations owned by the Company in Australia, operating under Hoot Parramatta Pty. Ltd., Hoot Penrith Pty Ltd., Hoot Campbelltown Pty. Ltd. and Hoot Surfers Paradise Pty. Ltd. and the gaming and management contracts relating thereto; and (iii)  a third priority security interest in and to all assets of the Company subordinated to the Company’s current senior bank loan and mezzanine debt.

Upon the full payment of the Amended and Restated Note (a) the investor will be paid an amount, in perpetuity equal to fifty (50%) percent of the monthly net income that the Company receives from its sixty (60%) percent ownership interest in Townsville and Just Fresh #7 stores (collectively, the “Collateral Assets”); provided however that such monthly payment shall not be less than the amount of the average of the prior 12 month period of the actual net income of the Collateral Assets. The investor will also receive fifty (50%) percent of the sale proceeds received by the Company in the event that Townsville and/or Just Fresh #7 stores are sold; provided however should the Company close or liquidate the business or affairs of Townsville and/or Just Fresh #7 stores within a five (5) year period commencing on the Subsequent Closing date, the Company shall pay the investor a monthly amount equal to the average net income generated by the Collateral Assets from their opening until their closing or liquidation; and provided further that the Company shall pay the investor such amount in thirty-six (36) equal installments.

Pursuant to the terms of the Amended and Restated Note and Subsequent Warrant, the investor may not exercise such securities if such exercise would result in the investor beneficially owning in excess of 4.99% of the Company’s then issued and outstanding common stock. The investor may, however, increase or decrease this limitation (but in no event exceed 9.99% of the number of shares of common stock issued and outstanding) by providing the Company with 61 days’ notice that such holder wishes to increase or decrease this limitation.

Item 3.02	Unregistered Sales of Equity Securities.

The information provided in response to Item 1.01 of this report is incorporated by reference into this Item 3.02.  The investor in the note financing met the accredited investor definition of Rule 501 of the Securities Act of 1933, as amended (the “Securities Act”).  The offer and sale of the Amended and Restated Note and Subsequent Warrant in the offering were made in reliance on the exemption from registration afforded under Section 4(a)(2) of the Securities Act and/or Rule 506 of Regulation D under the Securities Act.  The offering was not conducted in connection with a public offering, and no public solicitation or advertisement was made or relied upon by the investor in connection with the offering. This current report on Form 8-K shall not constitute an offer to sell or the solicitation of an offer to buy, nor shall such securities be offered or sold in the United States absent registration or an applicable exemption from the registration requirements and certificates evidencing such shares contain a legend stating the same.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit	Description
10.1

Asset Purchase Agreement by and between Chanticleer Holdings, Inc., BGR Holdings, LLC and BGR Acquisition LLC dated February 18, 2015 (Incorporated by reference to Exhibit 10.1 to the Registrant’s Current Report on Form 8-K filed on February 18, 2015)

99.1	Press Release dated March 18, 2015

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

CHANTICLEER HOLDINGS, INC.

/s/ Michael D. Pruitt
Dated: March 18, 2015	By:	Michael D. Pruitt
Chief Executive Officer